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                                                                   Exhibit  18.1

KPMG Peat Marwick LLP
200 Crescent Court
Suite 300
Dallas, TX 75201-1885

                                        September 25, 1995



Sun Coast Industries, Inc.
Dallas, TX


Ladies and Gentlemen:

We have audited the consolidated balance sheets of Sun Coast Industries, Inc., and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995, and have reported thereon under date of August 22, 1995, except as to Note 5, which is as of September 25, 1995. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended June 30, 1995. As stated in Note 2 to those financial statements, the Company changed its method of determining the cost of its major subsidiary's inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO method of inventory valuation results in a better matching of costs incurred with current revenues (because of anticipated decrements in quantities), conforms the subsidiary's inventory valuation method to that followed by all other Sun Coast subsidiaries and more appropriately reflects the Company's financial position as it reflects more recent costs in the balance sheet. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Sun Coast Industries, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


                                        Very truly yours,